As filed with the Securities and Exchange Commission on April 8, 2011

Registration No. 333-171377

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Responsys, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	77-0476820
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Responsys, Inc.

900 Cherry Avenue, 5th Floor

San Bruno, California 94066

(650) 745-1700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Daniel D. Springer

Chief Executive Officer

Responsys, Inc.

900 Cherry Avenue, 5th Floor

San Bruno, California 94066

(650) 745-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Gordon K. Davidson, Esq. Jeffrey R. Vetter, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Julian K. Ong, Esq. Responsys, Inc. 900 Cherry Avenue, 5th Floor San Bruno, California 94066 (650) 745-1700	Sarah K. Solum, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.0001 par value	7,612,602	$10.00	$76,126,020	$6,151

(1)	Includes 992,948 shares that may be purchased pursuant to the over-allotment option to be granted to the underwriters.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.
(3)	The registrant previously paid $4,278 with respect to a proposed maximum aggregate offering price of $60,000,000 at a rate of $71.30 per $1,000,000, which was the rate in effect at the time of payment. An additional $1,873 was previously paid on April 4, 2011 with respect to the additional $16,126,020 proposed maximum aggregate offering price at the rate currently in effect.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This amendment is being filed solely to file an exhibit to the Registration Statement on Form S-1 (333-171377) (the “Registration Statement”). Otherwise, no changes have been made to Part I or Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

SEC registration fee	$6,151
FINRA filing fee	8,113
Initial listing fee	25,000
Printing and engraving	175,000
Legal fees and expenses	787,500
Accounting fees and expenses	810,000
Transfer agent and registrar fees	4,000
Miscellaneous	10,000

Total	1,825,764

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation that will be in effect at the closing of the offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws that will be in effect at the closing of this offering, provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

Prior to the closing of this offering, the Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought. Reference is also made to the underwriting agreement filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Title	Exhibit Number
Form of Underwriting Agreement	1.1
Form of Restated Certificate of Incorporation of the Registrant, to be in effect at the closing of this offering	3.3
Form of Restated Bylaws of the Registrant, to be in effect at the closing of this offering	3.4
Form of Indemnification Agreement	10.1

Item 15.	Recent Sales of Unregistered Securities

Since February 1, 2008, the Registrant has issued and sold the following securities:

(1)	On April 23, 2008, the Registrant granted options to purchase an aggregate of 205,125 shares of common stock to certain of its employees under its 1999 Stock Plan at an exercise price of $2.92 per share.

(2)	On April 23, 2008, the Registrant granted an option to purchase an aggregate of 12,500 shares of common stock to an executive officer under its 1999 Stock Plan at an exercise price of $2.92 per share.

(3)	On July 16, 2008, the Registrant granted options to purchase an aggregate of 145,625 shares of common stock to certain of its employees under its 1999 Stock Plan at an exercise price of $2.92 per share.

(4)	On October 22, 2008, the Registrant granted options to purchase an aggregate of 170,625 shares of common stock to certain of its employees under its 1999 Stock Plan at an exercise price of $2.92 per share.

(5)	On March 11, 2009, the Registrant granted options to purchase an aggregate of 213,750 shares of common stock to certain of its employees under its 1999 Stock Plan at an exercise price of $2.23 per share.

(6)	In April 2009, the Registrant issued 725,457 shares of Series E Preferred Stock to Lighthouse Capital Partners IV, L.P., a venture lending partnership, upon the exercise of an outstanding warrant with an exercise price of $0.24788 per share, net of the aggregate exercise price of $179,826, which was settled using 75,174 shares of Series E Preferred Stock that otherwise would have been issued to the warrantholder pursuant to the terms of the warrant.

(7)	On July 22, 2009, the Registrant granted options to purchase an aggregate of 222,374 shares of common stock to certain of its employees under its 1999 Stock Plan at an exercise price of $2.60 per share.

(8)	On July 22, 2009, the Registrant exchanged options to purchase an aggregate of 2,566,073 shares of common stock at an exercise price of $2.80 per share granted to certain of its executive officers under its 1999 Stock Plan on January 15, 2008 for options to purchase an aggregate of 2,562,500 shares of common stock at an exercise price of $2.60 per share granted under its 1999 Stock Plan.

(9)	On December 8, 2009, the Registrant granted options to purchase an aggregate of 341,250 shares of common stock to certain of its employees under its 1999 Stock Plan at an exercise price of $3.08 per share.

(10)	On December 8, 2009, the Registrant granted an option to purchase 25,000 shares of common stock to a member of its board of directors under its 1999 Stock Plan at an exercise price of $3.08 per share.

(11)	On December 30, 2009, the Registrant granted an option to purchase 50,000 shares of common stock to an executive officer under its 1999 Stock Plan at an exercise price of $3.08 per share.

(12)	On June 8, 2010, the Registrant granted options to purchase an aggregate of 224,875 shares of common stock to certain of its employees under its 1999 Stock Plan at an exercise price of $4.48 per share.

(13)	On June 8, 2010, the Registrant granted options to purchase an aggregate of 137,500 shares of common stock to an executive officer and member of its board of directors under its 1999 Stock Plan at an exercise price of $4.48 per share.

(14)	On December 15, 2010, the Registrant granted options to purchase an aggregate of 537,062 shares of common stock to certain of its employees under its 1999 Stock Plan at an exercise price of $7.40 per share.

(15)	On December 15, 2010, the Registrant granted an option to purchase 50,000 shares of common stock to an executive officer under its 1999 Stock Plan at an exercise price of $7.40 per share.

(16)	On January 3, 2011, the Registrant issued an aggregate of 148,648 shares of common stock with an aggregate value of $1,100,000 to two former shareholders of Eservices residing in Australia as consideration for the acquisition of their equity interests in Eservices.

(17)	On March 29, 2011, the Registrant granted options to purchase an aggregate of 167,625 shares of common stock to certain of its employees under its 1999 Stock Plan at an exercise price of $9.25 per share.

(18)	On March 29, 2011, the Registrant granted options to purchase an aggregate of 137,500 shares of common stock to an executive officer and a member of its board of directors under its 1999 Stock Plan at an exercise price of $9.25 per share.

(19)	Since February 1, 2008, the Registrant has issued an aggregate of 2,147,673 shares of common stock upon exercise of options granted to employees under its 1999 Stock Plan, with a weighted average exercise price of $0.34 per share for an aggregate purchase price of $720,388.

(20)	Since February 1, 2008, the Registrant has issued and sold an aggregate of 2,051,821 shares of common stock upon grant of restricted stock awards and exercise of options granted to executive officers and members of its board of directors under its 1999 Stock Plan, with a weighted average exercise price of $0.44 per share for an aggregate purchase price of $905,973.

The issuances of the securities described in items (1), (3)-(5), (7), (9), (12), (14), (17) and (19) above were exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act pursuant to benefit plans and contracts relating to compensation. The issuance of securities described in items (2), (6), (8), (10)-(11), (13), (15), (18) and (20) above are exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. The issuance of shares described in item (16) above is exempt from registration under the Securities Act in reliance on Regulation S of the Securities Act as sales that occurred outside the United States.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes each transaction was exempt from the registration requirements of the Securities Act as stated above. All recipients of the foregoing transactions either received adequate information about the Registrant or had access, through their relationships with the Registrant, to such information. Furthermore, the Registrant affixed appropriate legends to the share certificates and instruments issued in each foregoing transaction setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits.    The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.

2.1#**	Share Sale & Shareholders Agreement, dated July 1, 2010, between the Registrant, Eservices Group Pty Ltd, Diversified Marketing Services Pty Ltd, Cross Brothers Nominees Pty Ltd as trustee for APSN Trust, and O’Day Nominees Pty Ltd as trustee for O’Day Trust.

2.2#**	Amendment to Share Sale and Shareholders Agreement dated January 2, 2011 between the Registrant, Eservices Responsys Pty Ltd (formerly Eservices Group Pty Ltd), Diversified Marketing Services Pty Ltd, Cross Brothers Nominees Pty Ltd and O’Day Nominees Pty Ltd.

3.1**	Restated Certificate of Incorporation of the Registrant.

3.2**	Bylaws of the Registrant.

3.3**	Form of Restated Certificate of Incorporation of the Registrant, to be in effect at the closing of this offering.

3.4**	Form of Restated Bylaws of the Registrant, to be in effect at the closing of this offering.

3.5**	Amended and Restated Articles of Incorporation of Responsys, Inc., a California corporation.

3.6**	Bylaws of Responsys, Inc., a California corporation.

4.1	Intentionally omitted.

4.2**	Third Amended and Restated Investors’ Rights Agreement, dated January 6, 2003, by and among Registrant and certain security holders of the Registrant.

4.3**	Warrant to Purchase Shares of Series C Preferred Stock dated May 24, 2001 issued by the Registrant to Pentech Financial Services, Inc.

4.4**	Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated March 29, 2001, by and among the Registrant and certain securityholders of the Registrant.

5.1	Opinion of Fenwick & West LLP.

10.1**	Form of Indemnification Agreement.

10.2+**	1999 Stock Plan, as amended, and forms of stock option and stock option exercise agreement.

10.3+**	2011 Equity Incentive Plan, to be in effect upon the closing of this offering, and forms of stock option award agreement, restricted stock award agreement, stock appreciation right award agreement, restricted stock unit award agreement, performance shares award agreement and stock bonus award agreement.

10.4+**	Offer Letter, dated March 23, 2004, between the Registrant and Daniel D. Springer.

10.5+**	Offer Letter, dated August 16, 2006, between the Registrant and Christian A. Paul, as amended.

10.6+**	Offer Letter, dated June 25, 2004, between the Registrant and Scott V. Olrich.

10.7+**	Offer Letter, dated March 21, 2007, between the Registrant and Edward A. Henrich.

10.8+**	Offer Letter, dated April 13, 2010, between the Registrant and Julian K. Ong.

10.9**	Sublease Agreement, dated October 15, 2007, as amended by the First Amendment to Sublease Agreement, dated August 31, 2009, between the Registrant and The Gap, Inc.

10.10**	Sub-sublease Agreement, dated May 4, 2010, by and between the Registrant and Business Alliance Insurance Company.

Exhibit Number	Description
10.11**	Master Agreement, dated as of February 25, 2009, between the Registrant and AT&T Corp.

10.12**	Management M&A Incentive Plan, as adopted January 15, 2008.

21.1**	List of subsidiaries of the Registrant.

23.1**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Ernst & Young, Independent Auditors.

23.3**	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

24.2**	Power of Attorney of Edwin J. Gillis.

**	Previously filed.

+	Indicates management contract or compensatory plan.

#	Schedules have been omitted pursuant to Regulation S-K Item 601(b)(2). Registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

(b) Financial Statement Schedules.    The following financial statement schedule is filed as part of this registration statement:

Schedule II – Valuation and Qualifying Accounts

All other financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Bruno, State of California, on this 8th of April, 2011.

RESPONSYS, INC.

/s/ DANIEL D. SPRINGER
Daniel D. Springer Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DANIEL D. SPRINGER Daniel D. Springer	Chief Executive Officer and Chairperson (Principal Executive Officer)	April 8, 2011

/s/ CHRISTIAN A. PAUL Christian A. Paul	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 8, 2011

* Robert W. Frick	Director	April 8, 2011

* Edwin J. Gillis	Director	April 8, 2011

* Bruce Golden	Director	April 8, 2011

* Gregory C. Gretsch	Director	April 8, 2011

* Michael N. Schuh	Director	April 8, 2011

*By	/S/ JULIAN K. ONG
Julian K. Ong Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.

2.1#**	Share Sale & Shareholders Agreement, dated July 1, 2010, between the Registrant, Eservices Group Pty Ltd, Diversified Marketing Services Pty Ltd, Cross Brothers Nominees Pty Ltd as trustee for APSN Trust, and O’Day Nominees Pty Ltd as trustee for O’Day Trust.

2.2#**	Amendment to Share Sale and Shareholders Agreement dated January 2, 2011 between the Registrant, Eservices Responsys Pty Ltd (formerly Eservices Group Pty Ltd), Diversified Marketing Services Pty Ltd, Cross Brothers Nominees Pty Ltd and O’Day Nominees Pty Ltd.

3.1**	Restated Certificate of Incorporation of the Registrant.

3.2**	Bylaws of the Registrant.

3.3**	Form of Restated Certificate of Incorporation of the Registrant, to be in effect at the closing of this offering.

3.4**	Form of Restated Bylaws of the Registrant, to be in effect at the closing of this offering.

3.5**	Amended and Restated Articles of Incorporation of Responsys, Inc., a California corporation.

3.6**	Bylaws of Responsys, Inc., a California corporation.

4.1	Intentionally omitted.

4.2**	Third Amended and Restated Investors’ Rights Agreement, dated January 6, 2003, by and among Registrant and certain security holders of the Registrant.

4.3**	Warrant to Purchase Shares of Series C Preferred Stock dated May 24, 2001 issued by the Registrant to Pentech Financial Services, Inc.

4.4**	Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated March 29, 2001, by and among the Registrant and certain securityholders of the Registrant.

5.1	Opinion of Fenwick & West LLP.

10.1**	Form of Indemnification Agreement.

10.2+**	1999 Stock Plan, as amended, and forms of stock option and stock option exercise agreement.

10.3+**	2011 Equity Incentive Plan, to be in effect upon the closing of this offering, and forms of stock option award agreement, restricted stock award agreement, stock appreciation right award agreement, restricted stock unit award agreement, performance shares award agreement and stock bonus award agreement.

10.4+**	Offer Letter, dated March 23, 2004, between the Registrant and Daniel D. Springer.

10.5+**	Offer Letter, dated August 16, 2006, between the Registrant and Christian A. Paul, as amended.

10.6+**	Offer Letter, dated June 25, 2004, between the Registrant and Scott V. Olrich.

10.7+**	Offer Letter, dated March 21, 2007, between the Registrant and Edward A. Henrich.

10.8+**	Offer Letter, dated April 13, 2010, between the Registrant and Julian K. Ong.

10.9**	Sublease Agreement, dated October 15, 2007, as amended by the First Amendment to Sublease Agreement, dated August 31, 2009, between the Registrant and The Gap, Inc.

10.10**	Sub-sublease Agreement, dated May 4, 2010, by and between the Registrant and Business Alliance Insurance Company.

Exhibit Number	Description

10.11**	Master Agreement, dated as of February 25, 2009, between the Registrant and AT&T Corp.

10.12**	Management M&A Incentive Plan, as adopted January 15, 2008.

21.1**	List of subsidiaries of the Registrant.

23.1**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Ernst & Young, Independent Auditors.

23.3**	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

24.2**	Power of Attorney of Edwin J. Gillis.

**	Previously filed.

+	Indicates management contract or compensatory plan.

#	Schedules have been omitted pursuant to Regulation S-K Item 601(b)(2). Registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the Securities and Exchange Commission.